Exhibit 10.1

WORLD FUEL SERVICES CORPORATION

2008 EXECUTIVE INCENTIVE PLAN

(As amended and restated effective as of January 1, 2008)

The World Fuel Services Corporation 2003 Executive Incentive Plan (the “Plan”), is hereby amended and restated by World Fuel Services Corporation, a Florida corporation (the “Company”) effective as of January 1, 2008, and shall apply to such employees of the Company (each a “Participant” and collectively, the “Participants”) as may be designated by the Committee (as defined below) from time to time.

ARTICLE 1 – Introduction and Purpose of Plan

1.1 Plan Effective Dates. The Plan was originally adopted on April 1, 2002 as the “2002 Annual Incentive Plan,” for the purpose of issuing Annual Incentive Awards. The 2002 Annual Incentive Plan was amended and restated effective January 1, 2003, in order to authorize the grant of Long-Term Incentive Awards in addition to Annual Incentive Awards and was renamed the “2003 Executive Incentive Plan” (the “2003 Plan”). This Plan document amends and restates the terms of the 2003 Plan. From and after the date hereof, the Plan will be known as the “World Fuel Services Corporation 2008 Executive Incentive Plan.”

1.2 Purpose of Plan. The purpose of the Plan is to motivate and reward senior executives of the Company by providing such executives with both annual and long-term incentive compensation which is tied to the achievement of pre-established and objective performance goals, and to enable such compensation to qualify as “performance-based compensation” that is exempt from the deduction limitations imposed by Section 162(m) of the Code.

ARTICLE 2 – Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth in this Article 2 unless a different meaning is clearly required by the context:

“Accelerated Award” shall have the meaning set forth in Section 5.2 hereof.

“Acceleration Event” shall have the meaning set forth in Section 5.2 hereof.

“Annual Incentive Award” means an Incentive Award made pursuant to Section 4.1 with a Performance Cycle of one year or less.

“Award” or “Incentive Award” means any Award that is either an Annual Incentive Award or a Long-Term Incentive Award.

“Award Period” means, with respect to any Performance Cycle, the period during which the Committee must establish the Performance Goal for any Award. The Award Period shall be the first ninety (90) days after commencement of the Performance Cycle, provided that the outcome is substantially uncertain at the time the goals are established, or such other period as may be permitted or required to qualify as “performance-based compensation” under Section 162(m) of the Code.

“Board of Directors” or “Board” means the Board of Directors of World Fuel Services Corporation.

“Change of Control” means any one of the following events:

(a) any person or “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan or plans of the Company and its subsidiaries, becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

(b) any merger, consolidation, reorganization or similar event of the Company or any of its subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the aggregate voting power of the capital stock of the surviving entity; or

(c) the individuals who, as of March 1, 2003 (the “Effective Date”), constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, or in the case of a merger or consolidation of the Company, do not constitute or cease to constitute at least two-thirds (2/3) of the board of directors of the surviving company (or in a case where the surviving corporation is controlled, directly or indirectly by another corporation or entity, do not constitute or cease to constitute at least two-thirds (2/3) of the board of such controlling corporation or do not have or cease to have at least two-thirds (2/3) of the voting seats on any body comparable to a board of directors of such controlling entity, or if there is no body comparable to a board of directors, at least two-thirds (2/3) voting control of such controlling entity); provided that any person becoming a director (or, in the case of a controlling non-corporate entity, obtaining a position comparable to a director or obtaining a voting interest in such entity) subsequent to the Effective Date whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(d) there is a liquidation or dissolution of the Company or all or substantially all of the assets of the Company have been sold.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors, a subcommittee thereof, or such other committee as may be appointed by the Board of Directors. The Committee shall consist of two or more persons who qualify as “outside directors” within the meaning of Section 162(m) of the Code.

“Company” means World Fuel Services Corporation, or any entity that is directly or indirectly controlled by World Fuel Services Corporation.

“Covered Employee” shall have the meaning assigned to such term in Code Section 162(m)(3), as interpreted by Treasury Regulations and other applicable guidance.

“Disability” means any physical or mental disability of a Participant which, after the expiration of more than twelve (12) months (or such shorter period as may be acceptable to the Committee), is determined to be total and permanent by an independent physician mutually agreed upon by the Participant and the Committee.

“Long-Term Incentive Award” means an Incentive Award made pursuant to Section 4.1 with a Performance Cycle of more than one year.

“Participant” means (i) a “Covered Employee” who has been selected by the Committee as a participant in the Plan during a Performance Cycle, and (ii) each other employee who has been selected by the Committee as a participant in the Plan during a Performance Cycle.

“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned. The Performance Cycle for Annual Awards shall be the Company’s fiscal year, or such other shorter period as is designated by the Committee. The Performance Cycle for Long-Term Awards is three (3) years, or such other period in excess of one (1) year as is designated by the Committee.

“Performance Goal” means the performance goal established by the Committee for a Participant (or group of Participants). The Performance Goal shall be established during the Award Period for that Award.

“Performance Measures” means one or more of the following business criteria for the Company, on a consolidated basis, and/or for any subsidiary, affiliate or business or geographical unit of the Company and/or any subsidiary or affiliate (except with respect to the total shareholder return and earnings per share criteria): (1) earnings per share or diluted earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, equity, or sales; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state, federal or foreign and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification and/or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction, (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; (18) stock price; and/or (19) funds from operations. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a group of companies or a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are selected by the Committee. The Committee shall exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

ARTICLE 3 – Plan Administration

The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. Any interpretation of the Plan or other act of the Committee in administering the Plan shall be final and binding on all Participants.

ARTICLE 4 – Awards

For each Performance Cycle, the Committee shall determine the amount of a Participant’s Award as follows:

4.1 In General. During the Award Period, the Committee will select Participants to receive Awards hereunder and establish in writing: (i) an objective Performance Goal or Goals for each Participant based upon one or more Performance Measures to be achieved over the applicable Performance Cycle; (ii) the specific amount of the Performance Award that will be paid to each Participant if his or her Performance Goal or Goals are achieved; (iii) the Performance Cycle for the Award; and (iv) the method by which such Performance Awards shall be calculated. The Committee may, in its discretion, set different Performance Goals and Awards for each Participant. If any event occurs during a Performance Cycle which requires changes in Performance Goals or Awards to preserve the incentive features of the Plan, the Committee may make appropriate adjustments thereto.

4.2 Amount of Performance Award. Each Participant shall be eligible to receive a Performance Award if the Participant’s Performance Goal for the Performance Cycle has been achieved. The maximum amount of a Participant’s Award shall be set by the Committee during the Award Period; provided, however, that in no event shall any Participant’s Award exceed Five Million Dollars ($5,000,000.00) in the case of Annual Awards, or exceed Five Million Dollars ($5,000,000.00) multiplied by the number of completed fiscal years of the Company (and fractions thereof) that are included within the Performance Cycle in the case of Long-Term

Incentive Awards; and further provided, that the foregoing limitations shall not apply to accrued interest on Awards deferred pursuant to Article 5 of the Plan. The Committee may specify as to each Award the form of payment of the Award (cash, stock, restricted stock, and/or other property), so long as the maximum value of the Award, as determined by the Committee, that is payable in cash or property other than shares of the Company’s common stock shall not exceed the maximum Award permitted under this Section 4.2. Awards paid in shares of the Company’s common stock shall not be subject to the foregoing limitation but instead shall be subject to the limitations, terms and conditions of the Company’s 2006 Omnibus Plan, as amended (or any successor plan for equity awards adopted by the Company) applicable to Performance Units (as defined in that plan). The actual amount of a Participant’s Award may be adjusted or eliminated by the Committee as set forth in Sections 4.3 and 5.2 below.

4.3 Adjustment of Awards. The Committee, in its sole discretion, may decrease or eliminate any Award at any time prior to payment of the Award but may not exercise discretion to increase any Award to any person who is, or who the Committee reasonably believes may be, a Covered Employee in the year for which the Company expects to claim an income tax deduction for all or any portion of the Award. In determining whether an Award will be adjusted or eliminated, the Committee may consider such individual or business performance criteria as it deems appropriate, including, but not limited to, the Company’s cash flow, net income, pre-tax income, net revenue, EBITDA, operating income, diluted earnings per share, earnings per share, gross margin, return on sales, return on equity, return on investment, cost reductions or savings, funds from operations, appreciation in the fair market value of the Company’s stock, and any other relevant operating and strategic business results of the Company (or any division, subsidiary or segment thereof) applicable to an individual Participant.

ARTICLE 5 – Payment of Awards

5.1 Payment and Deferral. Payment of any Award to a Participant shall be made after written certification by the Committee that the Performance Goal for the Performance Cycle was achieved, and any other material terms of the Performance Goal were satisfied. The Award shall be payable within ninety (90) days after the end of the Performance Cycle, provided that the written certification required by this Article has been issued by the Committee before such date. The Committee, in its sole and absolute discretion, may permit Awards to be deferred by the Participant on such terms and conditions as may be approved by the Committee, subject to the provisions of Section 7.11 hereof. Deferred Awards shall bear interest at a floating rate equal to the “prime” rate, as published in The Wall Street Journal from time to time, but such rate shall in no event exceed ten percent (10%) per year.

5.2 Acceleration. If a Participant’s death or Disability, a Change of Control, or another circumstance or event specified by the Committee that does not cause the Award to be subject to the deduction limitations imposed by Section 162(m) of the Code (an “Acceleration Event”) occurs before the Performance Goal applicable to an Award is achieved, the Committee may determine that, irrespective of whether the Performance Goal is thereafter achieved, the Participant shall receive a portion of the Award, in an amount to be determined by the Committee (the “Accelerated Award”). The Committee’s determination under this Section 5.2 may be made before or after the occurrence of any Acceleration Event. Any Accelerated Award pursuant to this Section 5.2 shall be paid within ninety (90) days after the date of the

Acceleration Event. If as a result of a Change of Control or other Acceleration Event a Participant receives an Accelerated Award pursuant to this Section 5.2 and the Participant remains employed by the Company after such event, the Participant shall remain eligible to receive his full Award if the Performance Goal is subsequently achieved, and subject to the other terms of this Plan and any applicable Award agreement; provided, that in such event the full Award shall be reduced by the amount of any Accelerated Award paid to the Participant as a result of the Acceleration Event.

ARTICLE 6 – Plan Amendment and Termination

The Committee may amend or terminate the Plan by resolution at any time as it shall deem advisable; provided, however, that if the Plan has been approved by the Company’s shareholders, the Committee may not amend the Plan to change the method for determining Awards for Covered Employees, or the individual award limit under Article 4, without the approval of the Company’s shareholders. No amendment may impair the rights of a Participant to any Award already granted with respect to any Performance Cycle.

ARTICLE 7 – Miscellaneous Provisions

7.1 Employment Rights. The Plan does not constitute a contract for employment, and participation in the Plan will not give a Participant the right to continue in the employment of the Company on a full time, part time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any Award or other benefit under the Plan, unless such Award or benefit has specifically been granted by the Committee under the terms of the Plan. The Company reserves the right to terminate any Participant under the terms of such Participant’s employment agreement notwithstanding the existence of the Plan.

7.2 Termination of Employment. Except as may be specifically provided in an Award or in a written agreement between the Participant and the Company, a Participant shall have no right to an Award under the Plan for any Performance Cycle in which the Participant is not actively employed by the Company on the last day of such Performance Cycle. In establishing Awards, the Committee may also provide that in the event a Participant is not employed by the Company on the date on which the Award is paid, the Participant may forfeit his or her right to the Award.

7.3 Gender and Number. Wherever the context permits, words in the masculine gender shall include the feminine and neuter genders, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form.

7.4 Applicable Law. Except to the extent superseded by the laws of the United States, the Plan will be governed by the laws of the State of Florida.

7.5 Non-Transferability. No interest of any Participant under the Plan shall be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution. During the lifetime of any Participant, payment of a

Performance Award shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant’s death.

7.6 Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

7.7 Withholding. The Company will withhold from any amounts payable under the Plan all federal, state, foreign, city and local taxes as shall be legally required, if any.

7.8 Unfunded Plan. Awards under the Plan shall be paid from the general assets of the Company, and the rights of the Participants to receive awards granted under the Plan will be only those of general unsecured creditors of the Company.

7.9 Code Section 162(m). It is the intent of the Company that all Performance Awards under the Plan qualify as “performance-based compensation” as defined in, and for purposes of, Code Section 162(m)(4)(C), so that the Company’s income tax deductions for such Performance Awards are not disallowed in whole or in part under the Code Section 162(m); provided, the Committee may authorize the payment of Awards that are not deductible under Section 162(m) if the Committee determines that such Awards would nevertheless be in the best interests of the Company and its shareholders.

7.10 Stockholder Approval. The Plan, as amended and restated, shall be submitted for approval by the stockholders of the Company at an annual meeting of the stockholders of the Company. However, such stockholder approval shall not be a condition to the continued effectiveness of the Plan or the right of any Participant to receive any benefits under the Plan as in effect immediately prior to this amendment and restatement of the Plan.

7.11 Code Section 409A.

(a) If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(i) Payments under the Section 409A Plan may not be made earlier than (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation”, or (z) the occurrence of an “unforeseeable emergency”;

(ii) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(iii) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(iv) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the words and phrases in quotations in this Section 7.11 shall be defined in the same manner as those words and phrases are defined for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(b) Any Award agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan, and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code. Further, in the event that the Plan, any Award agreement or any Award shall be deemed not to comply with Section 409A of the Code, then neither the Company, the Committee nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

IN WITNESS WHEREOF, the Company has caused this Plan document to be signed by the Chairman of the Compensation Committee.

WORLD FUEL SERVICES CORPORATION

By:	/s/ Ken Bakshi
Ken Bakshi
Chairman, Compensation Committee